UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2004

The Shaw Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana		70809
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	225-932-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2004, The Shaw Group Inc. (the "Company") entered into informal oral agreements with J.M. Bernhard, Jr., the Company’s Chairman and Chief Executive Officer, and T.A. Barfield, Jr., the Company’s President and Chief Operating Officer for the granting of restricted stock.

Pursuant to Mr. Bernhard’s agreement, the Company agreed to make additional grants of restricted stock to Mr. Bernhard over the next five (5) years of a total of 158,700 shares of restricted stock with vesting periods that will result in the vesting of the entire award in 2009; provided however, that in the event that the Company’s shareholders subsequently approve an amendment to the Company’s 2001 Employee Incentive Compensation Plan (the "Plan") to increase the annual maximum number of shares of restricted stock that may be awarded under the Plan, the amended terms of the Plan would retroactively govern the 158,700 shares (or portion thereof allowed under the Plan), which would then vest in four (4) equal 25% annual installments commencing on October 13, 2005.

Pursuant to Mr. Barfield’s agreement, the Company awarded Mr. Barfield 23,000 shares of restricted stock under the Plan which will vest in four (4) equal 25% annual installments commencing on October 13, 2005, and the Company agreed to make additional grants totaling 53,100 shares of restricted stock to Mr. Barfield over the next two (2) years with vesting periods that will result in the vesting of the entire award in October 2008; provided however, that in the event that the Company’s shareholders subsequently approve an amendment to the Plan to increase the annual maximum number of shares of restricted stock that may be awarded under the Plan, the amended terms of the Plan would retroactively govern the 53,100 shares (or portion thereof allowed under the Plan), which would then vest in four (4) equal 25% annual installments commencing on October 13, 2005.

On October 13, 2004, the Company appointed Dirk J. Wild to the newly created principal officer position of Senior Vice President & Chief Accounting Officer. The information set forth under Item 5.02, "Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers," of this Form 8-K relating to the indemnification agreement between Mr. Wild and the Company and the oral severance agreement between Mr. Wild and the Company is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On October 13, 2004, The Shaw Group Inc. (the "Company") appointed Dirk J. Wild to the newly created principal officer position of Senior Vice President & Chief Accounting Officer.

Mr. Wild first joined the Company in November 2001 as Vice President of Special Projects, and held such position until August 2002 when he was appointed as Senior Vice President – Financial Controls. Mr. Wild served as Senior Vice President – Financial Controls until March 2003, when he was appointed as Senior Vice President & Chief Financial Officer of the Company’s Engineering, Construction & Maintenance ("ECM") Division. Mr. Wild served as Senior Vice President & Chief Financial Officer of the Company’s ECM Division from March 2003 until his recent appointment as Senior Vice President & Chief Accounting Officer. For the 12 years prior to joining the Company, Mr. Wild was employed with the accounting firm Arthur Anderson, LLP in New Orleans, serving last as a Senior Manager. Mr. Wild is 37 years of age.

In connection with the Company’s appointment of Mr. Wild to the position of Senior Vice President & Chief Accounting Officer, the Company entered into an oral severance agreement with Mr. Wild, effective as of October 13, 2004. Pursuant to this oral agreement, the Company has agreed to pay Mr. Wild an amount equal to six months of his salary if the Company terminates Mr. Wild for any reason other than cause. If and when this oral severance agreement is reduced to writing, the Company will amend this Form 8-K to disclose the written agreement as required by Item 1.01 of Form 8-K.

The Company has also entered into an indemnification agreement with Mr. Wild, effective as of October 13, 2004, which requires the Company, subject to certain terms and conditions, to indemnify Mr. Wild against certain liabilities that may arise by reason of his status or service as Senior Vice President & Chief Accounting Officer of the Company and to advance Mr. Wild’s expenses incurred as a result of a proceeding as to which he may be indemnified. The indemnification agreement is intended to provide indemnification rights to Mr. Wild to the fullest extent permitted under applicable indemnification statutes in the State of Louisiana and shall be in addition to any other rights Mr. Wild may have under the Company’s Articles of Incorporation, by-laws, the Louisiana Business Corporation Law, other applicable law, insurance policy, agreement, vote of shareholders or the board of directors or otherwise.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Shaw Group Inc.

October 18, 2004	By:	Robert L. Belk

Name: Robert L. Belk
Title: Executive Vice President and Chief Financial Officer